Notice of Grant of Award and Award Agreement

You have been granted an award of Restricted Stock Units pursuant to the terms of the Pegasystems Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).
If you have not yet completed the acceptance process for any of your awards, you may complete the acceptance process by (A) reviewing your award details, (B) reviewing your award documents listed in Section B of your Online Award Acceptance (the “Award Documents”), and (C) confirming your acceptance of your award.
By accepting this award, you agree that this award is granted and governed by the terms and conditions of the Plan, this notice and all your Award Documents listed herein, and incorporated by reference. This notice, together with your Award Documents and your electronic acceptance, collectively compromise your total agreement (the “Award Agreement”).

Pegasystems Inc.

/s/ Alan Trefler
By:
Alan Trefler, Chairman and Chief Executive Officer

Pegasystems Inc. One Rogers Street Cambridge, MA 02142-1590 USA	Phone 617.374.9600	Fax 617.374.9620	Pega.com

Exhibit A
Notice of Grant of Award and Award Agreement

1.Conversion of Restricted Stock Units to Common Stock. Each restricted stock unit (“RSU”) granted in the Notice of Grant of Award and Award Agreement (of which this Exhibit A is a part and including any special terms and conditions for the Recipient’s country set forth in Exhibit B attached hereto) (collectively, the “Award Agreement”) represents the right of the person receiving such grant (the “Recipient”) to receive one share of the common stock (“Common Stock”) of Pegasystems Inc. (the “Company”) subject to the vesting requirements listed in the Award Agreement and to the other terms and conditions of this Award Agreement. On each vesting date listed in the Award Agreement, the Company will issue such number of shares of Common Stock as are equal to the applicable number of RSUs vesting on such date, less such number of shares of Common Stock as are required to be withheld to satisfy Recipient’s tax withholding obligations. The Recipient shall not be entitled to receive any dividends declared on shares of Common Stock for any periods prior to the relevant vesting date, nor shall the Recipient be entitled to any dividend equivalent payouts.
2.Vesting. RSUs will vest on the dates listed in the Award Agreement if the Recipient remains in the active employment of the Company and/or a Related Company in good standing from the date of grant through the applicable vesting date. RSUs will cease to vest immediately upon the cessation of the Recipient’s active employment, for any reason.
3.Recipient’s Agreement. The Recipient agrees to all the terms stated in the Award Agreement, as well as to the terms of the Plan (which shall control in case of conflict with the Award Agreement), a copy of which is attached and of which the Recipient acknowledges receipt.
4.Withholding. Regardless of any action the Company and/or the Recipient’s employer (“Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items legally due by the Recipient is and remains the Recipient’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the RSUs, the vesting of the RSUs, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Recipient’s liability for Tax-Related Items. Further, if the Recipient is subject to Tax-Related Items in more than one jurisdiction, the Recipient acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable event or tax withholding event, as applicable, the Recipient shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Recipient authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Recipient by withholding otherwise deliverable shares of Common Stock, if permissible under local law. Alternatively, or in addition, if permissible under local law, the Recipient authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Recipient by one or a combination of the following: (i) withholding from any wages or other cash compensation paid to the Recipient by the Company and/or the Employer; (ii) arranging for the sale of shares of Common Stock otherwise deliverable to the Recipient (on the Recipient’s behalf and at the Recipient’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting of the Award.
Depending on the withholding method, the Company may withhold or account for the Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Recipient’s jurisdiction. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, for tax purposes, the Recipient is deemed to have been issued the full number of shares of Common Stock subject to the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Recipient shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described.
The Company may refuse to deliver to the Recipient any shares of Common Stock pursuant to the Award or the proceeds from the sale of shares of Common Stock if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items as described in this section.
5.Rights as Shareholders. The Recipient shall have no rights as a shareholder of the Company with respect to any of the RSUs until the issuance of shares of Common Stock at the time of vesting, and then only with respect to those shares of Common Stock issued.
6.Non-Transferability. The Award may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of the Award shall be binding upon the executors, administrators, heirs and successors of the Recipient.

7.Compliance with Securities, Tax and Other Law. No shares of Common Stock may be issued if the issuance of shares would constitute a violation of any applicable U.S. federal, state or non-U.S. securities law or any other law or valid regulation. As a condition to issuance of Common Stock, the Company may require the Recipient, or any person acquiring the right to receive the Common Stock, to make any representation or warranty that the Company deems to be necessary under any applicable securities, tax, or other law or regulation.
8.Adjustments upon Changes in Capitalization. In the event of any change in the shares subject to the Plan or to any Award granted under the Plan by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares of Common Stock, or other change in the structure of the Company, the number of RSUs and the number of shares of Common Stock shall be appropriately adjusted by the Company and such adjustment shall be final, binding and conclusive.
9.No Right to Employment. The granting of the Award does not confer upon the Recipient the right to continue in the service of the Company and/or the Employer, or affect in any way the right and power of the Company and/or the Employer to terminate the service of the Recipient at any time with or without assigning a reason therefor, to the same extent as the Company and/or the Employer might have done if the Award had not been granted.
10.No Guarantee. The Company offers no guarantee or assurance that the Company’s stock has any value at the time of this grant or will have any value or liquidity at any future time.
11.Employment Agreement. In consideration for this Award, the Recipient reaffirms the terms of the Recipient’s Employment Agreement with the Employer, including but not limited to the provisions (if any) related to competition and solicitation. The Recipient further agrees that to the extent the nature of the Employer’s business has evolved since the date of the Employment Agreement the covenants shall also apply to the business as evolved.
12.Acknowledgment of Nature of Plan and Award. In accepting the Award, the Recipient acknowledges, understands and agrees that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;
b.the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past;
c.all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
d.the Recipient’s participation in the Plan is voluntary;
e.the Award is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any Related Company, and which is outside the scope of the service or employment contract, if any;
f.the Award and the shares of Common Stock subject to the RSUs, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company;
g.in the event that the Recipient is not an Employee of the Company or any Related Company, the Award and the Recipient’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Company;
h.unless otherwise agreed with the Company, the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of the same, are not granted as consideration for, or in connection with, the service the Recipient may provide as a director of a Subsidiary.
i.the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;
j.if the Recipient receives shares of Common Stock upon vesting, the value of such shares of Common Stock acquired on vesting of RSUs may increase or decrease;
k.in consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Recipient’s employment or other service relationship (for any reason whatsoever and whether or not in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any);

l.for purposes of the RSUs, the Recipient’s employment relationship will be considered terminated as of the date the Recipient is no longer providing services to the Company, the Employer or any Related Company (regardless for the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any) and, unless otherwise expressly provided in the Agreement or determined by the Company, the Recipient’s right to receive an Award and vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Recipient’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Recipient is no longer actively employed for purposes of the Award (including whether the Recipient may still be considered to be providing services while on a leave of absence);
m.neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Recipient pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement;
n.the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan or the Recipient’s acquisition or sale of the underlying shares of Common Stock; and
o.the Recipient understands and agrees that the Recipient should consult with the Recipient’s personal tax, legal and financial advisors regarding the Recipient’s participation in the Plan before taking any action related to the Plan.
13.Data Privacy Notice and Consent. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Award Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.
The Recipient understands that the Company and the Employer may hold certain personal information about the Recipient, including, but not limited to, the Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, granted, canceled, vested, exercised, unvested or outstanding in the Recipient’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Recipient understands that Data will be transferred to a third party stock plan service provider(s) as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Recipient understands the recipients of the Data may be located in the Recipient’s country, in the United States or elsewhere, and that the data recipients’ country may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that the Recipient may request details of any potential recipients of the Data by contacting privacy@pega.com. The Recipient authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient understands that the Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting privacy@pega.com. The Recipient understands, however, that refusing or withdrawing the Recipient’s consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that the Recipient may contact privacy@pega.com.
14.Amendment and Termination of Award. The Company may amend, modify or terminate any outstanding Award, provided that the Recipient’s consent to such action shall be required unless it occurs pursuant to a Sale of the Company or the Committee determines that the action would not materially and adversely affect the Recipient.
15.Language. The Recipient acknowledges and agrees that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to enable him or her to understand the terms and conditions of this Award Agreement. If the Recipient has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control.
16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request that the Recipient consent to participate in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.Insider Trading Restrictions/Market Abuse Laws. The Recipient acknowledges that, depending on the Recipient’s country, the broker’s country or the country in which the shares of Common Stock are listed, the Recipient may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Recipient’s country, which may affect the Recipient’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock during such times as the Recipient is considered to have “inside information” regarding the Company, as defined by the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Recipient placed before he or she possessed inside information. Furthermore, the Recipient could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Recipient is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
18.Foreign Asset/Account and Exchange Control Reporting. The Recipient’s country may have certain exchange controls and foreign asset and/or account reporting requirements that may affect his or her ability to purchase or hold shares of Common Stock under the Plan or receive cash from his or her participation in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Recipient’s country. The Recipient may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Further, the Recipient may be required to repatriate shares of Common Stock or proceeds acquired as a result of participating in the Plan to his or her country through a designated bank/broker and/or within a certain time. The Recipient acknowledges and agrees that it is his or her responsibility to be compliant with such regulations and understands that the Recipient should speak with his or her personal legal advisor for any details regarding any foreign asset/account reporting or exchange control reporting requirements in the Recipient’s country arising out of his or her participation in the Plan.
19.Award Subject to Company Clawback or Recoupment. The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of the Recipient’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of the Recipient’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to the Recipient’s RSUs.
20.Governing Law and Venue. The Award Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts (U.S.A.), without regard to any applicable conflicts of law provisions thereof.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts (U.S.A.) and agree that such litigation shall be conducted only in the courts of Middlesex County, Massachusetts (U.S.A.), or the federal courts for the United States for the district of Massachusetts, and no other courts, where this Award of RSUs is made and/or to be performed.
21.Severability. In the event any one or more of the provisions of the Award Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of the Award Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
22.Waiver. The Recipient acknowledges that a waiver by the Company of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Recipient or any other Recipient.
23.Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
24.Exhibit B. Notwithstanding any provision herein, the Award and the Recipient’s participation in the Plan shall be subject to any special terms and conditions as set forth in Exhibit B for the Recipient’s country, if any. Moreover, if the Recipient relocates to one of the countries included in Exhibit B, the country-specific terms for such country will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Award Agreement.
25.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Recipient’s participation in the Plan, on this Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit B
To Notice of Grant of Award and Award Agreement

Country-Specific Provisions for Recipients Outside the U.S.
Capitalized terms used but not defined in this Exhibit B shall have the same meanings assigned to them in the Notice of Grant, the Award Agreement and the Plan. This Exhibit B forms part of the Award Agreement.
Terms and Conditions
This Exhibit B includes additional terms and conditions that govern the RSUs granted to the Recipient under the Plan if the Recipient works and/or resides in one of the countries listed below. If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working (or is considered as such for local law purposes), or if the Recipient transfers employment or residency to a different country after the date of grant, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Recipient.
Notifications
This Exhibit B also includes information regarding securities laws and certain other considerations of which the Recipient should be aware with respect to participating in the Plan. The information is based on the securities and other laws in effect in the respective countries as of July 2020. Such laws are often complex and change frequently. As a result, the Recipient should not rely on the information noted herein as the only source of information relating to the consequences of participating in the Plan because the information may be out of date at the time the Recipient acquires shares of Common Stock under the Plan or subsequently sells such shares of Common Stock.
In addition, the information contained in this Exhibit B is general in nature and may not apply to the Recipient’s particular situation, and the Company is not in a position to assure the Recipient of any particular result. Accordingly, the Recipient should seek appropriate professional advice as to how the relevant laws in the Recipient’s country may apply to the Recipient’s situation.
If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working or residing (or is considered as such for local law purposes), or the Recipient transfers employment or residency to a different country after the date of grant, the notifications contained in this Exhibit B may not be applicable to the Recipient in the same manner.
EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) MEMBER STATES / SWITZERLAND / UNITED KINGDOM
Data Privacy
If the Recipient resides and/or works in the EU/EEA, Switzerland or the United Kingdom, Section 13 (Data Privacy Notice and Consent) of Exhibit A to the Award Agreement shall be replaced with the following:
The Company, located at One Rogers Street, Cambridge, MA 02142-1209, U.S.A. is the controller for the processing of the Recipient’s personal data by the Company and the third parties noted below.
a.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Recipient is hereby notified that the Company collects, processes and uses certain personal information about the Recipient for the legitimate purpose of implementing, administering and managing the Plan and generally administering awards; specifically: the Recipient’s name, home address, email address, date of birth, plan or benefit enrollment forms and elections, award or benefit statements, any shares of Common Stock, details of all awards or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding (“Personal Data”). In granting the RSUs under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under the RSUs and the Plan. The Recipient’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Recipient’s ability to participate in the Plan. As such, by participating in the Plan, the Recipient voluntarily acknowledges the Processing of the Recipient’s Personal Data as described herein.
b.Stock Plan Administration Service Providers. The Company may transfer Personal Data to Morgan Stanley Smith Barney (“MSSB”) (or any successor Plan broker), an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Recipient to receive and trade shares of Common Stock under the Plan. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving the Recipient’s Personal Data, if applicable, MSSB provides appropriate safeguards in accordance with the EU Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, the Recipient understands that the service provider will Process the Recipient’s Personal Data for the purposes of implementing, administering and managing his or her participation in the Plan.

c.International Data Transfers. The Company and its service providers are based in the United States. The Recipient’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA, Switzerland and/or the United Kingdom to the Company and onward from the Company to any of its service providers based on the Standard Contractual Clauses. The Recipient may request a copy of such appropriate safeguards by contacting privacy@pega.com.
d.Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
e.Data Subject Rights. To the extent provided by law, the Recipient has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in the Recipient’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Recipient’s rights or to exercise his or her rights, the Recipient may contact privacy@pega.com. The Recipient also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting his or her local human resources department in writing. The Recipient’s provision of Personal Data is a contractual requirement. The Recipient understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the RSUs, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Recipient may contact his or her human resources representative in writing. The Recipient may also have the right to lodge a complaint with the relevant data protection supervisory authority.
AUSTRALIA
Offer Document
The Company is pleased to provide the Recipient with this offer to participate in the Plan. This offer document sets out information regarding the offer of RSUs to Australian resident employees of the Company and its Subsidiaries. The Company is providing this information to ensure the Plan’s compliance with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.
Additional Documents
In addition to the information set out in the Award Agreement and this Exhibit B, the Recipient is also being provided with copies of the following documents:
a.the Plan; and
b.the Information Statement for Participants in the Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Information Statement”) (collectively, the “Additional Documents”).
The Additional Documents provide further information to help the Recipient to make an informed investment decision about participating in the Plan. Neither the Plan nor the Information Statement is a prospectus for the purposes of the Corporations Act 2001.
The Recipient should not rely upon any oral statements made in relation to this offer. The Recipient should rely only upon the statements contained in the Award Agreement, including this Exhibit B, and the Additional Documents when considering participation in the Plan.
General Information Only
The information herein is general information only. It is not advice or information that takes into account the Recipient’s objectives, financial situation and needs. The Recipient should consider obtaining his or her own financial product advice from a person who is licensed by ASIC to give such advice.
Risk Factors
Investment in shares of Common Stock involves a degree of risk. The Recipient should monitor his or her participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set forth below and in the Additional Documents.
The Recipient should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of Common Stock. For example, the price at which an individual share of Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) may increase or decrease due to a number of factors. There is no guarantee that the price of a share of Common Stock will increase. Factors that may affect the price of an individual share of Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at https://www.pega.com/about/investors, and upon request to the Company.
In addition, the Recipient should be aware that the Australian dollar (“AUD”) value of any shares of Common Stock acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Common Stock in a U.S. Corporation
Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a share of Common Stock is entitled to one vote. Further, shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining the Market Price of a Share of Common Stock
The Recipient may ascertain the current market price of an individual share of Common Stock as traded on the Nasdaq under the symbol “PEGA” at: https://www.nasdaq.com/market-activity/stocks/pega. The AUD equivalent of that price can be obtained at: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This will not be a prediction of the market price of an individual share of Common Stock when such shares of Common Stock are acquired under the Plan or of the applicable exchange rate on the date of acquisition.
Tax Notification
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
AUSTRIA
There are no country-specific provisions.
BRAZIL
Compliance with Law
By accepting the RSUs, the Recipient agrees to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting and settlement of the RSUs, the receipt of any dividends paid on shares of Common Stock and the sale of shares of Common Stock acquired under the Plan.
Labor Law Acknowledgment and Policy Statement
This provision supplements Section 12 (Acknowledgment of Nature of Plan and Award) of Exhibit A to the Award Agreement:
The Recipient acknowledges and agrees that (i) the Recipient is making an investment decision, and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease over the vesting period, without compensation to the Recipient.
Further, the Recipient acknowledges and agrees that, for all legal purposes, (i) any benefits provided to the Recipient under the Plan are unrelated to the Recipient’s employment or service; (ii) the Plan is not a part of the terms and conditions of the Recipient’s employment or service; and (iii) the income from the Recipient’s participation in the Plan, if any, is not part of the Recipient’s remuneration from employment or service.
CANADA
Resale Restriction
The Recipient is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock takes place outside of Canada through the facilities of the stock exchange on which the shares of Common Stock are listed. The shares of Common Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Canada, and may be sold through this exchange.

Cessation of Employment
In the event of the termination of the Recipient’s employment (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or the Recipient’s employment agreement, if any), unless otherwise set forth in the Award Agreement, the Recipient’s right to vest in the RSUs under the Plan, if any, will terminate effective on the earliest of: (a) the date on which the Recipient’s active employment terminates, (b) the date the Recipient receives notice of termination, and (c) the date the Recipient no longer actively provides service to the Company or any Related Company, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. The Recipient will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Recipient’s right to vest terminates, nor will the Recipient be entitled to any compensation for lost vesting. The Committee or its delegate shall have the exclusive discretion to determine when the Recipient is no longer employed for purposes of the Award Agreement (including whether the Recipient may still be considered to be providing service while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Recipient’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the last day of the Recipient’s minimum statutory notice period, but the Recipient will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Recipient’s statutory notice period, nor will the Recipient be entitled to any compensation for lost vesting.
The following provisions apply if the Recipient is a resident of Quebec:
Consent to Receive Information in English for Quebec Recipients
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat d’Attribution, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
FRANCE
French-Qualified RSUs
The RSUs are granted under and subject to the terms of the Pegasystems Inc. Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants, as may be amended from time to time (the “French Sub-Plan”). RSUs granted under the French Sub-Plan are intended to qualify for the specific tax and social security treatment available pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code.
Notwithstanding any provision in the Award Agreement to the contrary, in the event of the Recipient’s Disability (as defined in the French Sub-Plan) or death, the terms of the French Sub-Plan shall govern.
The Recipient acknowledges and agrees that the shares of Common Stock issued and delivered in settlement of the RSUs may not be sold, transferred, or otherwise disposed of during a “closed period”. The term “closed period” means the specific period as set forth by Section L. 225-197-1 of the French Commercial Code, as amended from time to time, which includes: (a) 30 calendar days before the announcement of an intermediary financial report or end-of-year report that the Company is required to make public and (b) any period during which the Chief Executive Officer (directeur général), any deputy chief executive officer (directeur général délégué), or any member of the Board of Directors (conseil d’administration), the supervisory board (conseil de surveillance) or the executive board (directoire) of the Company, or any employee possesses knowledge of inside information (within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission) which has not been disclosed to the public. If French law or regulations are amended to modify the definition and/or applicability of the closed periods to French-qualified RSUs, such amendments shall become applicable to any RSUs granted under the French Sub-Plan, to the extent permitted or required under French law.
Consent to Receive Information in English
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. By accepting the RSUs, the Recipient confirms having read and understood the Plan and the Award Agreement, including all terms and conditions included therein, which were provided in the English language. The Recipient accepts the terms of those documents accordingly.
Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat d’Attribution, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à, ou suite au, présent Contrat d’Attribution. En acceptant cette des droits sur des actions assujettis à restrictions (« restricted stock units » ou « RSUs »), le Bénéficiaire confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause.
GERMANY
There are no country-specific provisions.

HONG KONG
Securities Law Notification
WARNING: The RSUs and the shares of Common Stock issued upon settlement of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to certain eligible employees. The Notice of Grant, the Award Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of the Recipient, and may not be distributed to any other person. If the Recipient is in any doubt about any of the contents of the Notice of Grant, the Award Agreement or the Plan, the Recipient should obtain independent professional advice.
Restriction on Sale of Shares of Common Stock
Shares of Common Stock received pursuant to the RSU are accepted as a personal investment. To facilitate compliance with securities laws in Hong Kong, the Recipient agrees not to sell the shares of Common Stock issued in settlement of the RSUs within six months after the date of grant.
Award Is Not Wages
The RSUs and the shares of Common Stock underlying the RSUs do not form part of the Recipient’s wages for purposes of calculating any statutory or contractual payments under applicable law in Hong Kong.
INDIA
There are no country-specific provisions.
ITALY
Plan Document Acknowledgment
In accepting the grant of RSUs, the Recipient acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.
The Recipient further acknowledges that he or she has read and specifically and expressly approves the following clauses in Exhibit A to the Award Agreement: Section 2: Vesting; Section 4: Withholding; Section 6: Non-Transferability; Section 12: Acknowledgment of Nature of Plan and Award; Section 16: Electronic Delivery and Acceptance; Section 20: Governing Law and Venue; and the “Data Privacy” provision for European Union / European Economic Area Member States / Switzerland / United Kingdom, included in this Exhibit B.
JAPAN
There are no country-specific provisions.
NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Securities Law Notification
WARNING: The Recipient is being offered an Award that allows him/her to acquire shares of Common Stock in accordance with the terms of the Plan and the Award Agreement. The shares of Common Stock, if issued, give the Recipient a stake in the ownership of the Company. The Recipient may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, the Recipient will be paid only after all creditors have been paid. The Recipient may lose some or all of his/her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, the Recipient may not be given all the information usually required. The Recipient will also have fewer other legal protections for this investment.
The Recipient should ask questions, read all documents carefully, and seek independent financial advice before committing to participate in the Plan.
Prior to the settlement of the RSUs, the Recipient will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying shares of Common Stock.
No interest in any RSUs may be transferred (legally or beneficially), assigned, mortgaged, charged or encumbered.
The shares of Common Stock are quoted on the Nasdaq Global Select Market (“Nasdaq”). This means that, if the Recipient acquires shares of Common Stock under the Plan, the Recipient may be able to sell any shares of Common Stock acquired on the Nasdaq if there are interested buyers. The Recipient may get less than his/her investment. The price will depend on the demand for the shares of Common Stock.
For information on risk factors impacting the Company’s business that may affect the value of the shares of Common Stock, the Recipient should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the auditor’s reports on those financial statements, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://www.pega.com/about/investors.

POLAND
There are no country-specific provisions.
SINGAPORE
Securities Law Notification
The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to the Recipient with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore. The Recipient should note that the RSUs are subject to section 257 of the SFA and the Recipient should not make (a) any subsequent sale of the shares of Common Stock in Singapore or (b) any offer of such subsequent sale of the shares of Common Stock subject to the RSU in Singapore, unless such sale or offer is made after six months from the date of grant or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. The shares of Common Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Singapore, and may be sold through this exchange.
SPAIN
Securities Law Notification
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement (including this Exhibit B) and the Plan have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator) and do not constitute a public offering prospectus.
Labor Law Acknowledgement
The following provisions supplement Section 12 (Acknowledgment of Nature of Plan and Award) of Exhibit A to the Award Agreement:
In accepting the RSUs, the Recipient consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.
The Recipient understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the RSUs under the Plan to individuals who may be employees of the Company or a Subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary on an ongoing basis, over and above the specific terms of the Plan. Consequently, the Recipient understands that the RSUs are granted on the assumption and condition that the RSUs and the shares of Common Stock underlying the RSUs shall not become a part of any employment or service agreement (either with the Company, the Employer or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.
The Recipient understands and agrees that, unless otherwise provided by the Company, the termination of the Recipient’s active employment for any reason will automatically result in the forfeiture of the RSUs that may have been granted to the Recipient and have not vested as of the Recipient’s termination date. In particular, and without limitation to the provisions of the Plan, the Recipient understands and agrees that any unvested portion of the RSUs as of the date the Recipient’s active employment terminates will be cancelled without entitlement to the underlying shares of Common Stock or to any amount as indemnification if the Recipient terminates for any reason, including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
Finally, the Recipient understands that the grant of the RSUs would not be made to the Recipient but for the assumptions and conditions referred to above. Thus, the Recipient acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
SWEDEN
Withholding of Tax-Related Items
The paragraph below supplements Section 4 (Withholding) of Exhibit A to the Award Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 4 of Exhibit A to the Award Agreement, in accepting the grant of RSUs, the Recipient authorizes the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Recipient upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Securities Law Notification
Neither the Award Agreement, this Exhibit B nor any other materials relating to the RSUs (a) constitutes a prospectus according to article 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
THAILAND

There are no country-specific provisions.
TURKEY
Securities Law Notification
In certain circumstances, the Recipient is permitted to acquire and sell securities on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey. Therefore, the Recipient may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan. The Recipient should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement.
UNITED KINGDOM
Responsibility for Tax-Related Items
The paragraphs below supplement Section 4 (Withholding) of Exhibit A to the Award Agreement:
Without limitation to Section 4 (Withholding) of Exhibit A to the Award Agreement, the Recipient agrees that the Recipient is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Recipient also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that it is required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Recipient’s behalf.
Notwithstanding the foregoing, if the Recipient is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if any amount of income tax is not collected from or paid by Recipient within 90 days after the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Recipient on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Recipient acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Employer may collect by any of the means set forth in Section 4 (Withholding) of Exhibit A to the Award Agreement.
Joint Election
As a condition of the Recipient’s participation in the Plan and the vesting of the RSUs, the Recipient agrees to accept any liability for secondary Class 1 NICs (the “Employer’s Liability”) that may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Recipient agrees to execute a joint election with the Company or the Employer (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to the Recipient. The Recipient further agrees to execute such other joint elections as may be required between the Recipient and any successor to the Company and/or the Employer. If the Recipient does not enter into the Election when the Recipient accepts the Award Agreement or when otherwise requested by the Company and/or Employer, or if the Election is revoked at any time by HMRC, the RSUs will cease vesting and become null and void, and no shares of Common Stock will be acquired under the Plan, unless the Recipient agrees to pay an amount equal to the Employer’s Liability to the Company, the Employer and/or any Related Company. The Recipient further agrees that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in Section 4 (Withholding) of Exhibit A to the Award Agreement.